Exhibit 16.1

Scrudato & Co., PA

7 Valley View Drive

Califon, NJ 07830

December 28, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:   CES Synergies, Inc.

We have read the statements made by CES Synergies, Inc. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ Scrudato & Co., PA